SMITH BARNEY MANAGED MUNICIPALS FUND INC. PRIVATE


	ARTICLES SUPPLEMENTARY


	Smith Barney Managed Municipals Fund Inc., a
Maryland corporation, having its principal office in Baltimore City, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

	FIRST:		The Corporation is authorized to
issue 1,100,00,000 shares of capital stock, par value
$.001 per share, with an aggregate par value of $1,100,000. These Articles Supplementary do not increase the total authorized capital stock of the Corporation or the aggregate par value thereof. The
Board of Directors hereby classifies and reclassifies all of the unissued shares of capital stock of all classes of the Corporation in such manner that the Corporation's capital stock will be classified into six classes, each with a par value of $.001 per share, designated Class A Common Stock, Class B Common Stock,
Class L Common Stock, Class Y Common Stock, Class Z
Common Stock and Class 1 Common Stock.  The
Corporation shall be authorized to issue up to 1,100,000,000 shares of each such class of capital stock less, at any time, the total number of shares of all other such classes of capital stock then issued and outstanding. At not time may the Corporation cause to be issued and outstanding more than 1,100,000,000 shares of capital stock of all such classes in the aggregate unless such number be hereafter increased in accordance with the Maryland
General Corporation Law.

	SECOND:	The shares of Class A Common Stock,
Class B Common Stock, Class L Common Stock, Class Y
Common Stock, and Class Z Common Stock, classified hereby shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as currently set forth in the Charter of the Corporation with respect to those classes of capital stock. The Class 1 Common Stock classified hereby shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article V, being also referred to as Article FIFTH, of the Corporation's Articles of
Incorporation and shall be subject to all provisions of its Articles of Incorporation relating to stock of the Corporation generally.

	THIRD:  The Board of Directors of the
Corporation has classified the shares described above pursuant to authority contained in the Corporation's
Charter.

	The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under penalties of perjury.


	IN WITNESS WHEREOF, Smith Barney Managed
Municipals Fund Inc. has caused these Articles
Supplementary to be signed and filed in its name and on its behalf by its President and witnessed by its Assistant Secretary as of July 12, 2000.


WITNESS:					SMITH BARNEY
MANAGED MUNICIPALS
FUND INC.


	                             	 	By:

Michael Kocur	 				       Heath
B. McLendon
Assistant Secretary
President
G:\Fund Accounting\Legal\FUNDS\SMMU\ARTICLES SUPPLEMENTARY CLASS 1 JULY
2000.doc